Registration No. 333-253362

Registration No. 333-229887

Registration No. 333-223430

Registration No. 333-216245

Registration No. 333-209817

Registration No. 333-202940

Registration No. 333-194198

Registration No. 333-189389

Registration No. 333-180311

Registration No. 333-173754

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-8 REGISTRATION STATEMENT NO. 333-253362

FORM S-8 REGISTRATION STATEMENT NO. 333-229887

FORM S-8 REGISTRATION STATEMENT NO. 333-223430

FORM S-8 REGISTRATION STATEMENT NO. 333-216245

FORM S-8 REGISTRATION STATEMENT NO. 333-209817

FORM S-8 REGISTRATION STATEMENT NO. 333-202940

FORM S-8 REGISTRATION STATEMENT NO. 333-194198

FORM S-8 REGISTRATION STATEMENT NO. 333-189389

FORM S-8 REGISTRATION STATEMENT NO. 333-180311

FORM S-8 REGISTRATION STATEMENT NO. 333-173754

UNDER

THE SECURITIES ACT OF 1933

Cornerstone OnDemand, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	13-4068197
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

1601 Cloverfield Blvd.

Suite 620 South

Santa Monica, CA 90404

(Address of Principal Executive Offices)

Cornerstone OnDemand, Inc. 2010 Equity Incentive Plan

Cornerstone OnDemand, Inc. 2010 Employee Stock Purchase Plan

Cornerstone OnDemand, Inc. 2009 Equity Incentive Plan

Cornerstone OnDemand, Inc. 1999 Stock Plan

(Full title of the plans)

Phil S. Saunders

Chief Executive Officer

Cornerstone OnDemand, Inc.

1601 Cloverfield Blvd.

Suite 620 South

Santa Monica, CA 90404

(310) 752-0200

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Mehdi Khodadad

Scott Williams

Sidley Austin LLP

1999 Avenue of the Stars, 19th Floor

Los Angeles, California 90067

(213) 896-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the following Registration Statements filed by Cornerstone OnDemand, Inc. (the “Registrant” or the “Company”) on Form S-8 (collectively, the “Registration Statements”):

•

Registration Statement No. 333-253362, filed with the Securities and Exchange Commission (the “SEC”) on February 22, 2021, relating to the registration of 1,259,637 shares of common stock, par value $0.0001 per share, of the Company (“Common Stock”) for issuance under the Company’s 2010 Employee Stock Purchase Plan (the “2010 ESPP”);

•

Registration Statement No. 333-229887, filed with the SEC on February 26, 2019, relating to the registration of an additional 2,649,855 shares of Common Stock for issuance under the 2010 Equity Incentive Plan (the “2010 Plan”) and an additional 588,856 shares of Common Stock for issuance under the 2010 ESPP.

•

Registration Statement No. 333-223430, filed with the SEC on March 2, 2018, relating to the registration of an additional 2,588,036 shares of Common Stock for issuance under the 2010 Plan and an additional 575,119 shares of Common Stock for issuance under the 2010 ESPP;

•

Registration Statement No. 333-216245, filed with the SEC on February 24, 2017, relating to the registration of an additional 2,543,210 shares of Common Stock for issuance under the 2010 Plan and an additional 565,157 shares of Common Stock for issuance under the 2010 ESPP;

•

Registration Statement No. 333-209817, filed with the SEC on February 29, 2016, relating to the registration of an additional 2,461,669 shares of Common Stock for issuance under the 2010 Plan and an additional 547,037 shares of Common Stock for issuance under the 2010 ESPP;

•

Registration Statement No. 333-202940, filed with the SEC on March 23, 2015, relating to the registration of an additional 2,422,174 shares of Common Stock for issuance under the 2010 Plan and an additional 538,286 shares of Common Stock for issuance under the 2010 ESPP;

•

Registration Statement No. 333-194198, filed with the SEC on February 27, 2014, relating to the registration of an additional 2,361,145 shares of Common Stock for issuance under the 2010 Plan and an additional 524,699 shares of Common Stock for issuance under the 2010 ESPP;

•

Registration Statement No. 333-189389, filed with the SEC on June 17, 2013, relating to the registration of an additional 2,281,026 shares of Common Stock for issuance under the 2010 Plan and an additional 506,894 shares of Common Stock for issuance under the 2010 ESPP;

•

Registration Statement No. 333-180311, filed with the SEC on March 23, 2012, relating to the registration of an additional 2,217,331 shares of Common Stock for issuance under the 2010 Plan and an additional 492,740 shares of Common Stock for issuance under the 2010 ESPP; and

•

Registration Statement No. 333-173754, filed with the SEC on April 27, 2011, relating to the registration of 3,682,918 shares of Common Stock for issuance under the 2010 Plan, 300,000 shares of Common Stock for issuance under the 2010 ESPP, 3,474,379 shares of Common Stock for issuance under the 2009 Equity Incentive Plan, and 2,125,445 shares of Common Stock for issuance under the 1999 Stock Plan.

The Company is filing this Post-Effective Amendment No. 1 to the Registration Statements to withdraw and remove from registration any and all shares of Common Stock that remain unsold or otherwise unissued under the Registration Statements.

On October 15, 2021, pursuant to the Agreement and Plan of Merger, dated as of August 5, 2021 (the “Merger Agreement”), by and among the Company, Sunshine Software Holdings, Inc., a Delaware corporation (“Parent”), and Sunshine Software Merger Sub, Inc., a Delaware corporation (“Merger Sub”), Merger Sub merged with and into the Company, with the Company continuing as the surviving corporation and as an indirect wholly owned subsidiary of Parent.

As a result of the consummation of the transactions contemplated by the Merger Agreement, the Registrant has terminated all offerings of its securities pursuant to the Registration Statements. In accordance with an undertaking made by the Registrant in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any securities which remain unsold at the termination of the offering, the Registrant hereby removes and withdraws from registration all securities of the Registrant registered pursuant to the Registration Statements that remain unsold or otherwise unissued as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Monica, State of California on October 15, 2021.

CORNERSTONE ONDEMAND, INC.

By:	/s/ Philip S. Saunders
Philip S. Saunders
Chief Executive Officer

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statements.